Exhibit 5.1

June 18, 2019

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Ladies and Gentlemen:

We have acted as special counsel to Voya Financial, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-218956) of 12,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Company’s 5.35% Fixed Rate Reset Non-Cumulative Preferred Stock, Series B, par value $0.01 per share (the “Preferred Securities”). The Preferred Securities will be issued pursuant to a Certificate of Designations of the Company dated June 17, 2019 (the “Certificate of Designations”). The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a deposit agreement dated June 18, 2019 (the “Deposit Agreement”) among the Company, Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, jointly as depositary (collectively, the “Depositary”), and the holders from time to time of the Depositary Receipts. Such registration statement, as amended as of its most recent effective date (June 11, 2019), insofar as it relates to the Depositary Shares (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” and the prospectus dated June 11, 2019 included in the Registration Statement, as supplemented by the prospectus supplement thereto dated June 11, 2019 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), including the documents incorporated by reference therein, is herein called the “Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

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(b)	the Prospectus;

(c)	an executed copy of the underwriting agreement, dated June 11, 2019, among the Company and the several underwriters named in Schedule I thereto;

(d)	a copy of the Certificate of Designations, certified by the Secretary of State of the State of Delaware;

(e)

the certificate of Computershare Inc. and Computershare Trust Company, N.A., jointly as registrar and transfer agent for the Preferred Securities, certifying due issuance and registration of the Preferred Securities;

(f)	the certificate of the Depositary, certifying due issuance and registration of the Depositary Shares;

(g)	an executed copy of the Deposit Agreement;

(h)	a copy of the Depositary Receipts in global form as executed by the Depositary; and

(i)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Preferred Securities have been validly issued by the Company and are fully paid and nonassessable.

2. The Depositary Receipts have been validly issued and the persons in whose names such Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on confirmation from public officials. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or

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obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

Insofar as the foregoing opinions relate to the valid issuance of the Preferred Securities, we have assumed that the notice required by Section 151(f) of the General Corporation Law of the State of Delaware will be given to the holders of Preferred Securities within a reasonable time following the closing.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware (excluding for such purposes any matter relating to the insurance laws or regulations of any such jurisdiction).

We hereby consent to the use of our name in the Prospectus under the heading “Validity of the Securities” in the Prospectus Supplement as counsel for the Company that has passed on the validity of the Preferred Securities and the Depositary Shares and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 18, 2019. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner